FOR IMMEDIATE RELEASE

For information, contact: Chris Sullivan Chief Financial Officer Pegasystems Inc. (617) 374-9600, ext. 6020 chris.sullivan@pega.com	Beth Lewis Director, Public and Investor Relations Pegasystems Inc. (617) 374-9600, ext. 6077 beth.lewis@pega.com

Pegasystems Reports 2004 Results

$96.5 Million 2004 Revenue, $0.20 Full Year EPS

CAMBRIDGE, Mass., February 24, 2005 – Pegasystems Inc. (NASDAQ: PEGA), a leader in rules-based business process management (BPM) software, today announced its fourth quarter and full year 2004 results, reporting revenue for 2004 of $96.5 million, pre-tax profits of $11.1 million, diluted earnings per share of $0.20 and positive cash flow from operations of $7.6 million.

Fourth Quarter and Full Year 2004 Financial Performance
(In millions, except per share data and percentages)	Quarter		Full Year
	Q4 2004	Q4 2003	2004	2003
Total Revenue	$26.2	$23.1	$96.5	$99.3
License Revenue	$13.3	$12.0	$41.6	$57.7
% of Total Revenue	51%	52%	43%	58%
Services Revenue	$12.9	$11.1	$54.9	$41.6
% of Total Revenue	49%	48%	57%	42%
Pre-tax Income	$4.0	$3.0	$11.1	$21.8
(Benefit) Provision for Income Taxes	$1.1	$(0.5)	$3.6	$4.2
Net Income	$2.9	$3.5	$7.6	$17.7
Basic Earnings Per Share	$0.08	$0.10	$0.21	$0.51
Diluted Earnings Per Share	$0.08	$0.10	$0.20	$0.49

Alan Trefler, Chairman and Chief Executive Officer, commented, “2004’s results represent both successes and challenges. Total revenue was down 3% compared to last year. However, on a year-over-year basis, total revenue increased 9% excluding the anticipated $10.6 million reduction in revenue associated with the restructured First Data Resources agreement. This increase was the result of growing market enthusiasm for our rules-driven PegaRULES technology and our all-purpose BPM software, PegaRULES Process Commander (PRPC). We also experienced diminished demand for our pre-built applications and continued lengthy negotiations and delays closing deals.

“In 2004 we signed a record number of new license customers, more than double the number signed in 2003. These customers, representing a wide range of industries, serve as testaments to our technological leadership, which provides our customers agility for growth, productivity and compliance. New customers will be using Pegasystems rules-based BPM software to manage a variety of complex, changing business processes including: to optimize hotel reservations and pricing; to automate semiconductor product manufacturing cycles; to manage insurance policies and claims; to automate consulting proposal creation; and to manage best practices for mortgage lending customer service. Many of our new customers are working with our partner network to implement our software and extend its use.

“We are also pleased to report the continued recognition of our best-in-class technology including awards and accolades from magazines such as Fortune Small Business, Intelligent Enterprise and Waters; and from leading industry analysts including Gartner and META Group, all of whom have referenced the competitive differentiation we offer in the BPM market with our rules-based technology.

“Still, the fact that our best-in-class technology and brand leadership did not translate into the top line growth we planned for in 2004, has led us to reassess the strategies and tactics we are employing to establish Pegasystems as the leader in BPM software. In particular, we will be focusing more of our efforts on our rules-based BPM software, PegaRULES Process Commander (PRPC). Industry leaders across multiple industries have selected PRPC as a critical solution to automate key business processes and close the execution gap that results as strategy changes outpace the ability of operations and systems to respond.”

Chris Sullivan, CFO, commented, “For 2004, we reported a $16.1 million decrease in license revenue compared to 2003. This includes a $13.8 million, or 46%, reduction in term license revenue and the $10.6 million reduction in perpetual license revenue associated with the restructured First Data Resources agreement, partially offset by a $7.8 million, or 53%, increase in other perpetual license revenue.

“We reported a $13.3 million, or 32%, increase in services revenue as we continued to support new customer sales and implementations even as we deepened our relationships with system integration partners. Implementation, consulting and training revenue was up 30% year-over-year and maintenance revenue grew 38% primarily on the strength of a larger installed base. At the same time, we improved our services margins for 2004.

“For 2005, we anticipate full year revenue between $97 and $105 million with revenues and earnings weighted to the latter part of 2005. We expect license revenue growth to be driven primarily through sales of perpetual licenses. Any license revenue growth from term license renewals is likely to be modest. We are committed to becoming the leader in BPM software and are therefore planning to invest more heavily in sales and marketing in 2005 than 2004. We believe this investment will better position Pegasystems to achieve accelerated growth in future years, but we also anticipate it will result in lower profit before tax in 2005 compared to 2004. We expect earnings per diluted share to be between $0.05 and $0.15. Cash flow from operations is expected to be in the range of $4 to $8 million, depending primarily on the revenue achieved. Our incremental sales and marketing investment will begin in the first quarter of 2005. As a result, we expect our first quarter net income may be break-even or below.

“These estimates for 2005 do not include the impact of recent accounting pronouncements requiring the expensing of stock options as of July 1, 2005. We expect this will have a significant impact on our financial statements. However, the factors used to determine the exact impact are subject to significant changes prior to the effective date.”

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Friday, February 25, 2005. Dial-in information is as follows: 800-250-4434 (domestic) or 706-634-0667 (international). A replay of the teleconference will be available at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 3880756.

To listen to the Webcast, please log onto www.pega.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the Investor Relations section.

About Pegasystems
Pegasystems Inc. (NASDAQ: PEGA) delivers rules-driven smart BPM software for automating complex and changing business processes. Only smart BPM gives customers the flexibility and agility to build for change, closing the execution gap between management decisions and business operations. Pegasystems offers award-winning Business Process and Business Rules capabilities complemented with best-practice solution frameworks that empower Fortune 500 companies in the financial service, insurance, healthcare and government markets. Pegasystems is headquartered in Cambridge, Mass., and has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

Forward-Looking Statements
Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including without limitation our financial guidance with respect to 2005 revenue, net income, earnings per share, and cash flow from operations. The words “believe,” “expect,” “hope,” “anticipate,” “plan” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product implementations and consequently the timing of our license revenue recognition, the timing of term software license renewals, customer acceptance of our new PegaRULES Process Commander technology, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services market, historically our core market, our ability to attract and retain key employees, reliance on certain key third-party relationships, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of February 24, 2005. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to February 24, 2005.

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PEGASYSTEMS INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share-related data)

	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$20,905	$67,989
Short-term investments	76,455	19,946

Total cash and short-term investments	97,360	87,935
Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2004 and 2003 .	15,528	9,602
Short-term license installments	31,358	28,565
Prepaid expenses and other current assets	1,236	727

Total current assets	145,482	126,829
Long-term license installments, net of unearned interest income	44,344	53,666
Equipment and improvements, net of accumulated depreciation and amortization	1,586	992
Acquired technology, net of accumulated amortization	379	729
Other assets	118	166
Goodwill	2,346	2,346

Total assets	$194,255	$184,728

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued payroll related expenses	$7,888	$8,886
Accounts payable and accrued expenses	9,502	7,784
Deferred revenue	9,114	14,180
Current portion of capital lease obligation	98	—

Total current liabilities	26,602	30,850
Long-term deferred income taxes	1,480	625
Capital lease obligation, net of current portion	165	—
Other long-term liabilities	808	81

Total liabilities	29,055	31,556

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value, 70,000,000 shares authorized; 36,076,649 shares and 35,212,505 shares issued and outstanding in 2004 and 2003, respectively	361	352
Additional paid-in capital	122,152	117,391
Stock warrant	249	374
Retained earnings	41,289	33,735
Accumulated other comprehensive income (loss):
Net unrealized loss on investments available-for-sale	(267)	(9)
Foreign currency translation adjustments	1,416	1,329

Total stockholders’ equity	165,200	153,172

Total liabilities and stockholders’ equity	$194,255	$184,728

PEGASYSTEMS INC.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Years ended December 31,
	2004	2003	2002

Revenue:
Software license	$41,563	$57,695	$63,922
Services	54,898	41,618	33,486

Total revenue	96,461	99,313	97,408

Cost of revenue:
Cost of software license	350	350	2,661
Cost of services	26,146	27,069	29,207

Total cost of revenue	26,496	27,419	31,868

Gross profit	69,965	71,894	65,540

Operating expenses:
Research and development	19,879	21,592	21,284
Selling and marketing	32,089	24,840	23,308
General and administrative	12,253	10,788	9,472

Total operating expenses	64,221	57,220	54,064

Income from operations	5,744	14,674	11,476
Installment receivable interest income	3,026	5,163	5,774
Other interest income, net	1,842	759	760
Other income (expense), net	517	1,235	(813)

Income before provision for income taxes	11,129	21,831	17,197
Provision for income taxes	3,575	4,150	1,900

Net income	$7,554	$17,681	$15,297

Earnings per share, basic	$0.21	$0.51	$0.45
Earnings per share, diluted	$0.20	$0.49	$0.43
Weighted average number of common shares outstanding, basic	35,691	34,518	33,835
Weighted average number of common shares outstanding, diluted.	37,043	35,757	35,980

PEGASYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2004	2003	2002

Cash flows from operating activities:
Net income....... ......	$7,554	$17,681	$15,297

Adjustment to reconcile net income to cash flows from operating activities:
Stock option income tax benefits	1,058	1,859	1,559
Deferred income taxes	1,365	625	(1,000)
Depreciation and amortization	1,417	1,496	4,992
Issuance of common stock warrants	38	—	—
Reduction in provision for doubtful accounts	—	(146)	(353)
Losses on disposal of fixed assets	—	—	83

Change in operating assets and liabilities:
Trade accounts receivable and license installments	651	(4,871)	(2,248)
Prepaid expenses and other current assets	(501)	142	1,525
Accounts payable and accrued expenses	259	3,312	204
Deferred revenue	(5,066)	905	7,041
Other long-term assets and liabilities	776	(34)	157

Cash flows from operating activities	7,551	20,969	27,257

Cash flows from investing activities:
Purchase of investments	(163,777)	(46,226)	(6,053)
Maturing and called investments	16,850	32,324	—
Sale of investments	89,753	—	—
Purchase of equipment, furniture and improvements	(1,109)	(382)	(1,006)
Acquisition of 1mind	—	—	(573)

Cash flows from investing activities	(58,283)	(14,284)	(7,632)

Cash flows from financing activities:
Payments under capital lease obligations	(39)	—	(81)
Exercise of stock options	2,890	2,422	4,044
Proceeds from sale of stock under Employee Stock Purchase Plan	659	532	390

Cash flows from financing activities	3,510	2,954	4,353

Effect of exchange rate on cash and cash equivalents	138	957	398

Net (decrease) increase in cash and cash equivalents	(47,084)	10,596	24,376
Cash and cash equivalents, beginning of year	67,989	57,393	33,017

Cash and cash equivalents, end of year	$20,905	$67,989	$57,393

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest Interest	$14	$102	$2
Income taxes	$1,220	$1,027	$724

Non-cash financing activity:
Equipment acquired under capital lease	$302	$—	$—
Stock issued in business combination	$—	$—	$3,669
Return of shares held in escrow related to business combination	$—	$901	$—